Exhibit 99.2

Philip Morris International Inc.
2013 Fourth-Quarter and Full-Year Results Conference Call
February 6, 2014

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2013 fourth-quarter and full-year results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the fourth-quarter and full-year 2013 and comparing them to the same periods in 2012, unless otherwise stated. References to PMI volumes are to PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Net revenues exclude excise taxes. Operating Companies Income, or “OCI”, is defined as operating income excluding general corporate expenses and the amortization of intangibles, plus equity income or loss in unconsolidated subsidiaries, net. OCI growth rates are on an adjusted basis, which excludes asset impairment, exit and other costs.

Data tables showing adjustments to net revenues and OCI, for currency, asset impairment, exit and other costs, free cash flow calculations, and adjustments to earnings per share, or “EPS”, as well as reconciliations to U.S. GAAP measures are at the end of today’s webcast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce André Calantzopoulos, our Chief Executive Officer. Jacek Olczak, our Chief Financial Officer, will join André for the question and answer period.

André.

Exhibit 99.2

ANDRE CALANTZOPOULOS

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

As expected, we finished 2013 with a strong fourth quarter. While our cigarette volume declined by 1.9%, excluding the Philippines, our net revenues and adjusted OCI increased by 2.5% and 12.7%, respectively, excluding currency. Most importantly, our adjusted diluted EPS grew by 19.4% on an ex-currency basis.

(SLIDE 5.)

Our results were strong across all four Regions. Adjusted OCI excluding currency increased in the fourth quarter by 2.6% in the EU Region, 22.5% in EEMA, 7.4% in Asia and by 34.9% in the Latin America & Canada Region. On a full year basis, EEMA and Latin America & Canada grew adjusted OCI at a double digit rate in 2013, excluding currency.

(SLIDE 6.)

For the full year 2013, our reported diluted EPS reached $5.26. This includes the 10 cent charge for the restructuring of our business in Egypt, which we announced last week, as well as 4 cents in charges that we had previously disclosed. Consequently, our adjusted diluted EPS was $5.40 in 2013. Excluding the unfavorable currency of 34 cents per share, this represents a growth rate of 10.0% compared to the previous year’s adjusted diluted EPS of $5.22.

(SLIDE 7.)

Currencies, particularly in emerging markets, continue to be extremely volatile. At prevailing exchange rates, we project 71 cents in unfavorable currency in our EPS guidance for 2014. Emerging markets account for nearly 60% of this total. The fact that we are currently hedged for approximately 60% of our forecast sales to Japan, with an effective rate of 95 Yen to the US Dollar, is included in this projection.

(SLIDE 8.)

Our results confirm that our business fundamentals are robust. However, as I outlined in November, we expect to continue to face specific challenges in 2014 that affected our full year 2013 results. Furthermore, we intend to make significant investments in and increase expenditures behind our Reduced-Risk Products in preparation for city pilot tests later this year and our first national launch in 2015, as well as additional investments behind our current portfolio.

Exhibit 99.2

Our reported diluted EPS guidance for 2014, at prevailing exchange rates, is in a range of $5.02 to $5.12, versus $5.26 in 2013.

Our 2014 guidance corresponds to a growth rate, excluding currency, of approximately 6% to 8%, compared to our adjusted diluted EPS of $5.40 in 2013.

(SLIDE 9.)

Japan is projected to remain a challenging market for us in 2014. The Government is increasing the consumption tax in April from 5% to 8%. The related retail price pass-on is around 14 Yen per pack. We have applied to the Minister of Finance for approval to increase the prices of our Marlboro, Lark and Philip Morris brands by 20 Yen per pack and other brands by up to 10 Yen per pack. Subject to approval by the Minister of Finance, the new prices are expected to take effect on April 1st. The new prices are expected to result in a slight acceleration of the total market decline to around 3.0% to 3.5% in 2014, compared to the 2% decline of 2013.

Our overall market share declined in 2013 from 27.7% to 26.7%, and to 25.9% in the fourth quarter. This was driven principally by the success of new competitive products in the menthol segment and was somewhat distorted by the pipelining of competitive product launches in the fourth quarter. Marlboro remains resilient and should be boosted by the roll-out of the “Don’t Be A Maybe, Be Marlboro” campaign that has been successful in numerous markets in the EU and other Regions. We also have plans to introduce various new product offers under the Marlboro and Lark trademarks. Barring any unforeseen adverse competitive price actions, we expect that these launches, coupled with increased spending to support them, should enable us to stabilize our market share during the year. However, we do expect that our 2014 average share will be below the 2013 average.

(SLIDE 10.)

The second challenging market in Asia is the Philippines. We estimate the local manufacturer Mighty Corporation is producing about double the volume that it declares to the Bureau of Internal Revenue. This has prevented us from being able to operate on a level playing field and continues to result in a significant tax revenue loss for the government. The planned implementation of a system of fiscal tax stamps in the second quarter this year will hopefully help to address this issue. We are continuing to encourage the authorities to act decisively and welcome the decision of Congress to hold hearings on this matter, as well as the decision of the Bureau of Customs to suspend the license of Mighty Corporation to operate a customs bonded warehouse.

Since the end of November, we have seen the Mighty brand stick price gradually rise from 1 Peso to 1 Peso 50 and the Marvels brand stick price rise to 1 Peso 25. This is a positive development. However, their Marvels brand is still selling at a wholesale price of 183 Pesos per carton, which is below the 191 Pesos

Exhibit 99.2

required merely to cover the new excise tax and VAT in force as of January this year. We do not know at this stage how Mighty Corporation intends to reflect the new tax levels.

On the demand side, the good news is that, while tax-paid industry volume was down by 15.6% to an estimated 86.3 billion units in 2013, Nielsen data indicates that there was only a minor decline in actual consumption. Adult smoking incidence and adult daily consumption remained at similar levels in the second half of 2013 to those that prevailed in 2012.

In light of the significant tax-driven price increases incurred by Marlboro and Fortune, total consumption was sustained by adult smoker down-trading to the then 1 Peso per stick price segment. This super-low price segment increased its share from 17.1% in the fourth quarter of 2012 to 41.2% in the same period in 2013, mainly at the expense of our premium and mid-price brands. While we have reinforced our segment participation, our overall market share in the fourth quarter declined by 14.9 points to 72.3%.

Our ability to enhance our profitability through higher prices remains constrained by the flexibility that Mighty Corporation derives from its tax under-declaration. In the meantime, the investments we are making to defend our business are shared with our partner. We continue to hold a clear leading share in a market where annual adult consumption is estimated at around 100 billion units and we have the brand portfolio and the national distribution to take advantage of the planned future tax equalization. We thus remain optimistic that, once the current hurdles are overcome, the Philippines will be a significant contributor to our profit growth in the Region.

(SLIDE 11.)

While discussing Asian markets, let me provide an update on Indonesia, where total industry volume increased by 1.9% in 2013 to an estimated 308 billion units. The slower industry volume growth can be in large part attributed to the economic slowdown and the impact of higher fuel and food prices on lower-income adult consumers. In fact, during 2013, the volume of premium and mid-price cigarettes increased by 5.2% and 3.4%, respectively, while the volume of low-price brands declined by 6.6%. In 2014, we expect industry volume growth to moderate to around 1% due to the weaker economy and expected significant price increases in the low-price category following the introduction of a new regulation restricting the preferential tax treatment of so-called sister companies.

In 2013, our market share grew by 0.5 points to 36.1%, driven by the strong performance of our lighter-tasting, machine-made kretek brands Sampoerna A and U Mild, as well as by Marlboro in the “white” segment. In the fourth quarter, their share growth was more than offset by a weaker performance of our hand-rolled kretek brands Dji Sam Soe and Sampoerna Kretek, due to the segment’s decline and the fact that they both sell currently at disadvantageous price points compared to competitive brands.

Exhibit 99.2

In 2014, we expect to benefit from the continued growth of the lighter-tasting, machine-made kretek segment, which increased by 1.9 points to 40.5% last year and in which Sampoerna A and U Mild had a growing 46.4% segment share. In addition, we are gaining share in the full-flavor machine-made kretek segment with Dji Sam Soe Magnum.

Finally, we believe that the government’s introduction in January of a regional tax of 10% should be manageable as it equates to a pass-on of between 3% and 6%.

(SLIDE 12.)

Let me now turn to the EU Region.

In the fourth quarter, cigarette industry volume in the Region declined by 5.8%, a rate of decline similar to the third quarter reflecting a tangible moderation compared to the trend we witnessed in the first half of 2013. Illicit trade appears to have stabilized, albeit at a high level. The expansion of the fine cut category has slowed given the compression of the tax and price differential with cigarettes. Finally, while still expanding in some markets, such as France, Spain and the UK, the growth in demand for e-cigarettes in the Region as a whole has decelerated. We therefore expect cigarette industry volume trends to show an improvement compared to the 7.5% decline in 2013 and are currently forecasting a decline in 2014 in a range of 6% to 7%.

This improvement is taking place in an environment where excise tax increases have been reasonable and structural improvements continue to take place. The one market of concern is Italy, where the predominantly ad-valorem structure is encouraging the growth of the super-low 4 Euro per pack price segment and eroding the tax revenue base of the government. We hope that the Italian government will rapidly address this issue and implement the necessary tax reform. Until this materializes, we will prudently balance the delicate price, volume and profit equation in Italy.

(SLIDE 13.)

In 2013, we increased our overall market share in the EU Region by 0.5 points to 38.5%. This was driven by the strength of our brand portfolio with Marlboro, L&M, Chesterfield and Philip Morris, all gaining share in the Region. We expect this momentum to continue as our market share grew further to 38.6% in the fourth quarter.

(SLIDE 14.)

Our share gains are very broadly based. We increased our market share in each of the six largest cigarette markets by volume in the full year 2013. Our continued

Exhibit 99.2

share momentum positions us well for 2014, when we expect to be able to again outperform the industry.

(SLIDE 15.)

I would also like to highlight our strong performance in the EEMA Region, notably in Russia.

Our strong pricing actions enabled us to continue to significantly expand our profitability in 2013 even though cigarette industry volume declined by an estimated 7.6%. Despite the slower implementation of new retail prices by some of our competitors, we recorded only a modest share decline of 0.3 points to 26.1%. This was achieved in particular by the continued outperformance of above premium-priced Parliament.

In January this year, the government implemented the next planned and largest excise tax increase, resulting in an average pass-on of 8 Rubles a pack. In anticipation, we increased most of our maximum retail selling prices by 9 Rubles per pack in December last year, though prices will only go up at retail later this month. For the full-year 2014, we expect to continue to expand our profitability at a high single digit rate even though cigarette industry volume is expected to decline by between 9% and 11%, reflecting price elasticity, illicit trade and a weaker economy.

(SLIDE 16.)

Cigarette industry volume in Turkey was impacted by significant trade loading at the end of 2012 and by an increase in illicit trade in 2013. As a result, industry volume declined by an estimated 7.6% last year, while we estimate that the underlying decline was approximately 3.5%. Provided that there is no further increase in illicit trade, we expect underlying cigarette industry volume to stabilize in 2014.

Our share has remained resilient in the face of increased price competition in the low and super-low price segments, with a decline of just 0.2 points to 45.5% in 2013. We successfully line-extended Chesterfield into the super-low price segment and continued to improve our mix thanks to the success of Parliament in the premium and Muratti in the mid-price segments.

This January, the government increased the specific excise tax and the minimum tax while maintaining the ad-valorem rate unchanged. This resulted in a pass-on of around TRY 0.28 per pack at the retail level. We increased the prices of our brands by around half a Lira on average, thus boosting our unit margins.

(SLIDE 17.)

Exhibit 99.2

We achieved strong results across our Latin America & Canada Region with share gains in Argentina, Brazil, Canada and Colombia and a stable 73.5% market share in Mexico.

(SLIDE 18.)

Looking at our top 30 OCI markets worldwide, we increased our share in 2013 by 0.5 points to 34.9%. Our market share grew or was stable in 23 of these markets, further emphasizing that our underlying business remains strong.

(SLIDE 19.)

Marlboro has been a key driver of this excellent share momentum. In 2013, excluding China and the Philippines, Marlboro gained share in all four Regions, with a particularly strong performance not only in the EU Region but also in the Latin America & Canada Region and across North Africa.

(SLIDE 20.)

Our strong market share momentum should enable us to improve our volume performance in 2014 and outperform the industry. In 2013, we estimate that global cigarette industry volume, excluding the USA and China, declined by 3%. This year, we are forecasting a decline in a range of 2% to 3%.

(SLIDE 21.)

Pricing was the key driver behind our income improvement, excluding currency, in 2013. We achieved a pricing variance of $2.1 billion. This was above our historical average, reflecting the timing of tax-driven price increases and unusually large gains due to inventory movements, most notably in the Philippines. In 2014, we expect these gains to be lower. Consequently the first quarter’s EPS growth rate, excluding currency, is expected to be below our average for the year.

Please note that, as of today, we have implemented or announced almost 60% of the pricing that is built into our 2014 EPS guidance.

(SLIDE 22.)

While revenue growth remains the key driver of our business growth, we continue to be very focused on cost controls and productivity gains. Our adjusted OCI margin increased by 0.6 points in 2013, excluding currency, from 45.4% to 46.0%.

This is in part attributable to the successful completion of cost savings and productivity improvement programs, which generated over $300 million in 2013. We target a further $300 million in annual productivity gains in 2014, which should moderate inflationary input cost increases.

Exhibit 99.2

(SLIDE 23.)

We have recently completed four business development projects that will be accretive to earnings in 2014. We purchased the remaining 20% shareholding from our business partner in Mexico. We took a 49% participation in Arab Investors-TA, which is involved in the manufacturing and distribution of international brands of cigarettes in Algeria. We purchased a 20% shareholding in our Russian distributor, Megapolis, and finally, we have restructured our business in Egypt to enhance our growth and income potential in this 80 billion unit market.

These business development projects are expected to have a net positive EPS impact of approximately 10 cents in 2014.

(SLIDE 24.)

In 2013, we increased our free cash flow, excluding unfavorable currency, by 11.8% to $9.4 billion. As foreseen, the growth rate exceeded that of net earnings, driven largely by a reduction in working capital.

In 2014, we expect free cash flow to be unfavorably impacted by currency and a foreseen increase in working capital at the end of this year attributable to the timing of excise tax increases and related inventory movements.

(SLIDE 25.)

We remain committed to generously rewarding our shareholders through a combination of dividends and share repurchases. In September last year, we increased our dividend by a further 10.6%, bringing the cumulative increase since 2008 to 104.3%. Our target dividend pay-out ratio remains an attractive 65% and our dividend yield last Friday was 4.8%

(SLIDE 26.)

Last year, we spent $6.0 billion to repurchase 67.2 million shares. We also spent over $2 billion on the four business development opportunities that I described. As a result, and given both the projected significant unfavorable currency impact on our reported results in 2014 and the fact that we are approaching the high end of the ratios supporting our credit rating, we are scaling back our target share repurchases in 2014 to $4.0 billion. Please note that the rating agencies use different methodologies, some preferring to use gross rather than net debt measures and some weighting the company’s cash position differently from others.

(SLIDE 27.)

As we emphasized last November, 2014 is going to be a pivotal year for Reduced-Risk Products, our greatest growth opportunity. Last month, we announced that

Exhibit 99.2

we are building a new manufacturing facility near Bologna, Italy, that, along with a pilot plant in the same area, will provide an annual capacity of up to 30 billion units. The associated capital expenditures of up to €500 million are within the previously disclosed range of €500 to €600 million.

This year we will obtain the results of the clinical trials that we started in 2013. The data from these studies will be an essential part of our evidence package to substantiate that the use of our Platform 1 product results in a biological impact profile close to that of cessation. During the first half of this year, we will continue with our perception and behavioral studies and finalize the packaging and labeling in anticipation of planned city pilot tests in the second half of 2014 and our first national launch in 2015. In addition, we plan to enter the e-cigarette market during the second half of 2014.

As previously disclosed, we will increase our Reduced-Risk Product-related expenditures in R&D, operations and commercial activities by more than $100 million this year in order to meet this accelerated schedule.

(SLIDE 28.)

In conclusion, 2014 will be a very important year as we increase our investments behind both our conventional and our Reduced-Risk Products. The outlook for the Philippines and for the EU Region as a whole is improving, while Japan remains a significant challenge. We enter 2014 with robust fundamentals and good market share momentum behind our superior brand portfolio led by Marlboro. In addition, our profitability will benefit from the four business development projects that I outlined. However, currency volatility in emerging markets has increased significantly and we are only one month into the year.

Our expectation is that we should be able, as of 2015, to meet our annual currency-neutral net revenues and adjusted OCI targets. Of course, the level of our share repurchases will depend on the impact of exchange rates, the interest rate environment and corporate tax reform here in the United States.

There are a number of important factors that underpin our belief:

•	Sequential improvements in the performance of challenging markets, in particular the Philippines;

•	Further structural improvements in excise tax systems, notably in the EU Region;

•	Our superior brand portfolio, led by a re-invigorated Marlboro;

•	Strong pricing power based on our brands;

•	An increased focus on cost controls and productivity gains; and

•	Our commercialization of Reduced-Risk Products.

Finally, our strong free cash flow will be used to reward our shareholders through generous dividends and share repurchase programs.

Exhibit 99.2

(SLIDE 29.)

Thank you. Jacek and I will now be happy to answer your questions.

(SLIDE 30.)

NICK ROLLI

Well, thank you for joining us. That concludes our call today. If you have any follow-up questions, please contact the investor relations team, who are currently in New York. Our next presentation will be at the CAGNY Conference on Tuesday, February 18th.

Thank you again and have a nice day.